EXHIBIT 10.1
May 2, 2022
Michel Vounatsos
c/o Biogen Inc.
Re:    Continued Employment During CEO Search
Dear Michel:
As we have discussed, the Board of Directors (the “Board”) of Biogen Inc. (together with any of its subsidiaries, “Biogen” or the “Company”) intends to commence a search for a new Chief Executive Officer (“CEO”). This letter agreement (the “Agreement”) reflects our mutual understanding with respect to your continued service as CEO during the interim period, supplementing the terms set forth in your Employment Agreement with Biogen effective as of January 6, 2017 (the “Employment Agreement”).
1.Transition Period. If you continue to serve as CEO through the date selected by the Board which in no case will be later than February 28, 2023 (the “Transition Date,” and from the date hereof until the Transition Date, the “Transition Period”), the Company shall pay or provide you with your current salary, bonus eligibility and benefits during your employment. You hereby agree that you shall be deemed to have resigned from the Board on the Transition Date or any earlier date on which your employment as CEO terminates. The Company agrees that, during the Transition Period, it will provide 30 days’ notice of termination of your employment to the extent required by the Employment Agreement and shall not provide notice not to extend the Term (as defined in the Employment Agreement).
2.Separation Payments Following Transition Period. Unless your employment is terminated for Cause (as defined in the Employment Agreement) or you resign prior to the Transition Date (other than as a result of Involuntary Employment Action under Section 4.2.5 of the Employment Agreement, and which, for avoidance of doubt, shall not include the Company’s commencing a search for a new CEO), the Company shall pay or provide to you the payments and benefits set forth in Section 4.4.3 of your Employment Agreement (or Sections 4.4.4 or 4.5 of your Employment Agreement, if applicable) following your employment termination, subject to you signing the release required by Section 4.7 thereof (the “Release”) on or following your separation date and complying with the covenants set forth in Sections 5.1 and 5.2 of the Employment Agreement and, in all material respects, Section 4 of this Agreement.
3.Continued Vesting During Transition Period. Commensurate with your continued service as CEO through the Transition Date, your currently outstanding unvested awards under the LTI Program (as defined in the Employment Agreement) (the “LTI Awards”) will remain eligible for vesting on the applicable vesting date if you are still employed by the Company on the vesting date. If the Transition Date occurs before the next scheduled vesting date for the LTI Awards in February 2023, and if you sign and let become effective the Release, and you comply with the covenants set forth in Sections 5.1 and 5.2 of your Employment Agreement and, in all material respects, Section 4 of this Agreement, your LTI Awards that are scheduled to vest on or before February 18, 2023 shall vest on a pro-rated basis following the Transition Date, with the pro-rated amount of vesting determined as follows:
(A)for the portion of the market-based stock units (“MSUs”) that were respectively granted in 2020 and 2021 and that are scheduled to vest in February 2023, a number of shares based on (x) the Company’s actual performance achievement for the applicable performance period and (y) pro-rated to reflect the number of days that you are employed by the Company from the most recent vesting date in 2022 (February 12, 2022 and February 18, 2022, respectively, in respect of the 2020 and 2021 grants) of such MSUs through the Transition Date, divided by 365 days;
(B)for other performance-based stock units (“PSUs”) that were granted in 2020 and are scheduled to vest in February 2023:
(i)    for the PSUs with three separate one-year performance periods, the number of shares shall be based on (x) the number of shares previously determined to be earned for each of the first two tranches reflecting the previously completed performance periods and (y) for the third tranche for the final one-year performance period, based on the Company’s actual performance and pro-rated to reflect the number of days that you are employed by the Company from the most recent anniversary of the grant date of such PSUs (i.e., February 12, 2022) through the Transition Date, divided by 365 days; and
(ii)    for the PSUs with a three-year performance period, the number of shares shall be based on (x) the Company’s actual performance achievement through the end of the performance period and (y) pro-rated to reflect the number of days that you are employed by the Company from the February 12, 2020 grant date of such PSUs through the Transition Date, divided by 1,096 days; and
(C)for the portion of restricted stock units that were granted in 2022 and are scheduled to vest in February 2023 based solely on time-vesting conditions (“RSUs”), a number of shares based on the number of days that you are employed by the Company from the February 10, 2022 grant date of such RSUs through the Transition Date, divided by 365 days.
For the avoidance of doubt, you will not receive any of the foregoing vesting in the event of a termination of your employment for Cause (as defined in the Employment Agreement) or your resignation for any reason (other than as a result of Involuntary Employment Action under Section 4.2.5 of the Employment Agreement, and which, for avoidance of doubt, shall not include the Company’s commencing a search for a new CEO) prior to the Transition Date, and no LTI Awards that are scheduled to vest following February 18, 2023 will be eligible for any of the foregoing pro-rata vesting. For the avoidance of doubt, nothing herein is intended to modify the terms of the LTI Awards related to vesting for death or Disability under the applicable award.
4.Non-Disparagement. You agree not to make any statements that are, or would reasonably be interpreted to be, disparaging about Biogen, its directors, officers, and employees, including but not limited to, any statements that are intended by you to disparage any product, service, finances, capability or any other aspect of the business of Biogen. Breach of this provision shall constitute a material breach of this Agreement and cause substantial, irreparable harm to Biogen, for which you acknowledge there would be no adequate remedy at law. Biogen agrees that it will instruct the members of the Board and the following Biogen employees not to make any statements that are, or would reasonably be interpreted to be, disparaging about you: the Chief Financial Officer, the Chief Legal Officer and the Chief Human Resources Officer, and Biogen shall not release any official statements that are, or could reasonably be interpreted to be, disparaging about you. It shall not be a breach of this Section for (x) any Biogen employee, contractor, officer, director or other personnel to make a truthful statement about Biogen (without singling you out with disparaging comments) or to comply with its reporting obligations under applicable law and Institutional Shareholder Services guidance regarding the nature of your departure, in each case in the Company's regulatory filings or (y) you to make truthful statements (i) in connection with confidential performance reviews at Biogen, (ii) about a new employer and the positive aspects of its products following the Transition Date or (iii) in the event of misleading or inaccurate statements made about you, solely to refute such statements. Nothing in the foregoing shall be construed to prevent any person from responding truthfully and completely to any lawfully issued court order or subpoena or from communicating with a government agency or from making truthful statements in connection with any legal process between the Parties. The Company has provided you with a copy of the proposed external and internal statements to announce your transition.
5.Section 409A Legal Requirement; Other. The provisions contained in Section 9 of the Employment Agreement relating to Section 409A of the Internal Revenue Code are incorporated herein by reference, together with any other payment timing terms set forth in the LTI Program documents and the Company’s deferred compensation plan, if applicable. The provisions contained in Section 7.7 of the Employment Agreement regarding amendments are incorporated herein by reference.
6.Employment at Will. Nothing in this Agreement changes the at-will nature of your employment, and, to the maximum extent permitted by law, either the Company or you have the right to terminate your employment at any time and for any reason, or without stated reason. Termination of your employment, whether by the Company or you, shall not be considered a breach of this Agreement. All other provisions of the Employment Agreement shall continue in effect unless modified herein.
7.Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made between residents thereof and to be performed entirely in Massachusetts. Any action brought by either party with respect to this Agreement shall be brought and maintained only in the state or federal courts located in the Commonwealth of Massachusetts. Each party consents to personal jurisdiction and venue in such courts, waives any right to file a motion based on forum non conveniens or any similar doctrine and agrees not to oppose any motion to transfer any such case to such courts.
If the foregoing correctly sets forth our agreement, please sign (which may be by electronic means), date and return this Agreement by May 2, 2022. Please print a copy of the Agreement for your records.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
Very truly yours,
Biogen Inc.
/s/ Stelios Papadopoulos
Name: Stelios Papadopoulos
Title: Director and Chairman of the Board

The foregoing Agreement is agreed to and accepted by me on May 2, 2022.
/s/ Michel Vounatsos
Michel Vounatsos

4